Exhibit 2.2

Franchise Agreement Termination and Reinstatement Agreement

This Franchise Agreement Termination and Reinstatement Agreement (this “Agreement”) is entered into as of April 30, 2015 (the “Effective Date”), by The Joint Corp., a Delaware corporation (“TJC”), Stephanie McRae, an individual (“McRae”), and South Bay Joint Development, Inc. (“South Bay” and, together with TJC and McRae, the “Parties”).

Background:

A. TJC and South Bay are parties to certain franchise agreements relating to the following The Joint Corp. franchises: #31013, #31014, #31015, #31016, #31043 #31044, #31045, #31046, and #31047 (the “Subject Franchise Agreements”). A description of the Franchise Agreements are attached hereto as Exhibit A.

B. The Parties have determined that it is their mutual best interests to terminate the Subject Franchise Agreements, and to reinstate franchise #31013, in both cases on the terms and subject to the conditions of this Agreement.

C. McRae and Kim A. White, an individual (“White”), own all of the issued and outstanding shares of South Bay.

Now, therefore, in consideration of their mutual promises and intending to be legally bound, the Parties agree as follows:

1. Definitions

Capitalized terms used in this Agreement (including the preceding “Background” section) without being defined have the same meanings that they have in the Subject Franchise Agreements.

2. Termination

The Parties agree that, with the exception of the survival of certain terms of the Subject Franchise Agreements as provided in Paragraph 4 of this Agreement (the “Surviving Terms”), the Subject Franchise Agreements are hereby terminated, effective as of the date of this Agreement; and with the exception of the Parties’ respective rights, duties and obligations under the Surviving Terms, and the terms of this Agreement, all of the Parties’ respective rights, duties and obligations under the Subject Franchise Agreements are thereby terminated.

3. Payment

In consideration for entering into and performing their respective obligations under this Agreement, TJC shall pay to South Bay the amount $72,000 in cash on the Effective Date of this Agreement.

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4. Reinstatement of Franchise Agreement

(a) The Parties agree that the franchise agreement pertaining to franchise #31013 for Culver City, CA (the “Reinstated Franchise Agreement”) shall be reinstated as of the Effective Date, and, notwithstanding anything in this Agreement to the contrary, all of the Parties’ respective rights, duties and obligations with respect to the Reinstated Franchise Agreement shall be reinstated except as expressly provided herein; provided, however, that any defaults by either Party under the Reinstated Franchise Agreement relating to any period of time preceding the Effective Date shall be and hereby are waived.

(b) Notwithstanding any term in the Reinstated Franchise Agreement to the contrary, the Reinstated Franchise Agreement shall automatically terminate without necessity of notice and without the right to cure, and all of the Parties’ respective rights, duties and obligations under the Reinstated Franchise Agreement, with the exception of the surviving terms, shall terminate if South Bay does not open for business at the Studio Village in Culver City, CA (“Premises”) within 180 days of the Effective Date (the “Termination Date”).

(c) Notwithstanding the foregoing, if the Premises are under construction prior to the Termination Date, South Bay may extend the Termination Date by giving notice to TJC prior to the Termination Date along with payment of seven hundred dollars ($700), whereupon the Termination Date shall be extended to the end of the last day of first full calendar month after such extension notice. South Bay may further extend the Termination Date by one calendar month at a time by paying TJC seven hundred dollars ($700) prior to the Termination Date as extended, provided that construction at the Premises is proceeding at a commercially reasonable pace. Thereafter, if the Franchise is not open for business at the Premises by the Termination Date as extended, and either (i) South Bay does not extend the Termination Date as described in the previous sentence or (ii) the construction is completed or construction has ceased to continue at a commercially reasonable pace, the Reinstated Franchise Agreement shall automatically terminate without necessity of notice and without the right to cure.

(d) As used in this Paragraph 4, “open for business” shall mean the opening for business of a typical Joint clinic without being in default of the Joint franchise criteria beyond applicable notice and cure periods.

5. Lease Provisions

Notwithstanding any term in the Reinstated Franchise Agreement to the contrary, the Reinstated Franchise Agreement shall automatically terminate without necessity of notice and without the right to cure, and all of the Parties’ respective rights, duties and obligations under the Reinstated Franchise Agreement, with the exception of the surviving terms, shall terminate if prior to the earlier of 180 days from the Effective Date and the date which the Culver City franchise is open for business, South Bay has not obtained, in a form reasonably acceptable to TJC:

(a) an amendment to the lease and sublease for the Premises to allow the sublease to be assigned (i) to TJC without Landlord’s consent, and (ii) to a qualified franchisee of TJC subject to Landlord’s reasonable consent; and

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(b) a written recognition agreement whereby landlord for the lease of the Premises agrees that in the event of a default by tenant under the lease, landlord will, during the initial term of the sublease, excluding option terms, recognize the sublease as a direct lease between landlord and the sublessee.

6. Territory.

The parties agree that the last sentence of paragraph 6 of the Addendum, shall be deleted in its entirety and replaced with the following:

The Joint will not permit any new Joint chiropractic clinics (either company owned or franchised) to be located within one-half mile of the location of the franchise that is the subject of the Franchise Agreement to which this Addendum is attached.

7. Surviving Terms

(a) Notwithstanding the termination of the Subject Franchise Agreements, the following provisions of the Subject Franchise Agreements (excluding the Reinstated Franchise Agreement, which shall be reinstated in its entirety, as amended by this Agreement) shall survive and continue in effect in accordance with their terms:

(1) Section 8.3 (“Indemnification”);

(2) Section 9 (“Confidential Information; Non-Competition”);

(3) Section 13.2 (“Company’s Right to Audit”);

(4) Section 16.2 (“Marks”);

(5) Section 16.4 (“Confidential Information”);

(6) Section 16.5 (“Joint Software”);

(7) for purposes of resolving any disputes under this Agreement, Section 15.8 (“Consent to Jurisdiction”);

(8) Section 16.7 (“Continuing Obligations”);

(9) Section 17.1 (“Invalid Provisions; Substitution of Valid Provisions”);

(10) Section 17.8 (“Specific Performance; Injunctive Relief”);

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(11) Section 17.9 for purposes of resolving any disputes under this Agreement (“Arbitration”);

(12) Section 17.10 for purposes of resolving any disputes under this Agreement (“Waiver of Punitive Damages and Jury Trial; Limitations of Actions”); and

(13) Section 17.11 for purposes of resolving any disputes under this Agreement (“Governing Law/Consent to Jurisdiction”).

8. Representations and Warranties

South Bay and McRae hereby jointly and severally represent and warrant to TJC as follows:

(a) No Obligations. South Bay has not entered into any agreements or incurred any obligations in connection with the Subject Franchise Agreements or the development of the franchise under the Subject Franchise Agreements, other than with respect to the Reinstated Franchise Agreement and legal and financial advisors.

(b) Authority. South Bay is not a party to, subject to, or bound by any agreement, judgment, order, writ, injunction, or decree of any court or governmental body that prevents or impairs the carrying out of this Agreement. All actions (including all action required by state law and by the organizational documents of South Bay) necessary to authorize the execution, delivery and performance by South Bay of this Agreement, and the other documents, instruments and agreements necessary or appropriate to carry out the transactions herein contemplated, have been taken by South Bay. Upon the execution of this Agreement and the other documents and instruments contemplated hereby by South Bay, White and McRae, this Agreement and such other documents and instruments will be the valid and legally binding obligations of South Bay, White and McRae (as the case may be), enforceable against each of them in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(k) No Consent or Approval Required. No authorization, consent, approval or other order of, declaration to or filing with any governmental body or authority is required for the consummation by South Bay of the transactions contemplated by this Agreement.

9. Releases

(a) South Bay, White and McRae for themselves and their heirs, legal representatives and assigns, hereby unconditionally and irrevocably release and waive all claims, demands, causes of action and damages of any kind whatever, whether known or unknown (collectively, “Claims”) that South Bay, White or McRae now has or in the future may have against TJC and its successors and assigns by reason of any event, occurrence or omission arising under or relating to the Subject Franchise Agreements with the exception of Claims arising (i) under this Agreement, (ii) under the surviving provisions of the Subject Franchise Agreements to the extent that such Claims arise on or after the Effective Date of this Agreement or (iii) under the Reinstated Franchise Agreement to the extent that such Claims arise on or after Effective Date.

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(b) TJC, for itself and its successors and assigns, hereby unconditionally and irrevocably releases and waives all Claims that TJC now has or in the future may have against South Bay, White or McRae and their heirs, legal representatives and assigns by reason of any event, occurrence or omission arising under or relating to the Subject Franchise Agreements with the exception of Claims arising (i) under this Agreement, (ii) under surviving provisions of the Subject Franchise Agreements to the extent that such Claims arise on or after the Effective Date or (iii) under the Reinstated Franchise Agreement to the extent that such Claims arise on or after Effective Date.

10. Indemnification

(a) South Bay and McRae, for themselves and their respective heirs, legal representatives and assigns, hereby agree to indemnify TJC and its successors and assigns against, and hold TJC and each of the others harmless from, any Claim by a third party which may at any time be asserted against TJC by reason of any action or omission by South Bay, White or McRae under or relating to the Subject Franchise Agreements.

(b) TJC, for itself and its and successors and assigns, hereby agrees to indemnify South Bay, White and McRae and their respective heirs, legal representatives, successors and assigns against, and hold South Bay, White and McRae and each of the others harmless from, any Claim by a third party which may at any time be asserted against South Bay, White or McRae by reason of any action or omission by TJC under or relating to the Subject Franchise Agreements.

11. Confidentiality

South Bay, White and McRae each acknowledge that both the existence of this Agreement and the provisions that it contains are confidential and each of them agrees that, except as required by law, she or it will not directly or indirectly, by any means, disclose to any third party (except legal, accounting, tax and business advisors) either the existence of this Agreement or the provisions that it contains without the prior written approval of TJC. South Bay, White and McRae each agrees that if she or it violates this confidentiality obligation, then in addition to any other remedies that may be available to TJC, TJC shall be entitled to seek a temporary restraining order, and a preliminary and permanent injunction to prevent South Bay’s, White’s or McRae’s continued violation, without the necessity of proving actual damages or posting any bond or other security.

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12. Nondisparagement.

(a) Each of South Bay, White and McRae agree that they will not at any time, directly or indirectly, orally, in writing or through any medium (including, but not limited to, the press or other media, computer networks or bulletin boards, or any other form of communication) disparage, defame, or otherwise damage or assail the reputation, integrity or professionalism of TJC or any of its officers, directors, employees or agents.

(b) TJC agrees that it will not at any time, directly or indirectly, orally, in writing or through any medium (including, but not limited to, the press or other media, computer networks or bulletin boards, or any other form of communication) disparage, defame, or otherwise damage or assail the reputation, integrity or professionalism the of South Bay or any of South Bay’s officers, directors, employees or agents. Nothing herein shall prohibit TJC from making disclosures which in its reasonable judgment are required in order to comply with applicable laws, including but not limited to the federal and state securities laws.

13. Counterparts

This Agreement may be signed in any number of counterparts (including by facsimile or portable document format (pdf)), all of which together shall constitute one and the same instrument.

12. Governing Law

This Agreement shall be governed by the laws of the State of Arizona without regard to conflicts-of-law principles or rules that would require this Agreement to be governed by the laws of a different state.

13. Binding Effect

This Agreement shall apply to, be binding in all respects upon and inure to the benefit of Parties and their respective heirs, legal representatives, successors and assigns.

[Signature page follows.]

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In witness, the Parties have executed this Agreement.

The Joint Corp.

By
David Orwasher
President and Chief Operating Officer

South Bay Joint Development, Inc.

By
Stephanie McRae
Chief Executive Officer

Stephanie McRae, Individually

With Respect to Articles 9, 11 and 12 only:

Kim White, Individually

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